FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-04

From:      Bc Struct Prod Synd Barclay (BARCLAYS CAPITAL INC) At: 06/01/22 11:28:22 UTC-4:00

Subject:  **PUBLIC ANNOUNCEMENT** NEW ISSUE CMBS: BBCMS 2022-C16

NEW ISSUE CMBS: BBCMS 2022-C16

$922.229MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:              BARCLAYS, SOCIÉTÉ GÉNÉRALE, UBS SECURITIES LLC

CO-MANAGERS:          NATIXIS, ACADEMY SECURITIES, MISCHLER FINANCIAL GROUP, INC.

RATING AGENCIES:    S&P, FITCH, DBRS MORNINGSTAR

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (S/F/DM)	AVAILABLE SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	15.000	30.000%	2.59	36.3%	15.9%
A-2	AAA/AAA/AAA	108.000	30.000%	4.86	36.3%	15.9%
A-3	AAA/AAA/AAA	16.000	30.000%	6.63	36.3%	15.9%
A-4**	AAA/AAA/AAA	270.000	30.000%	9.49	36.3%	15.9%
A-5**	AAA/AAA/AAA	290.000	30.000%	9.86	36.3%	15.9%
A-SB	AAA/AAA/AAA	22.296	30.000%	7.24	36.3%	15.9%
A-S	AA/AAA/AAA	113.347	19.000%	9.88	42.0%	13.7%
B	NR/AA-/AA(h)	46.369	14.500%	9.88	44.4%	13.0%
C	NR/A-/A	41.217	10.500%	9.93	46.5%	12.4%

** A-4 AND A-5 AVAILABLE SIZES ($MM) AND WALs ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZES ($MM) BELOW:

A-4:      0.000 – 270.000

A-5:      290.000 – 560.000

*TRANSACTION SUMMARY*
- POOL BALANCE:	$1,084,656,412
- NUMBER OF LOANS:	60
- NUMBER OF PROPS:	155
- WA CUT-OFF LTV:	51.9%
- WA MATURITY LTV:	49.5%
- WA U/W NCF DSCR:	2.28x
- WA U/W NOI DY:	11.1%
- WA MORTGAGE RATE:	4.69555%
- TOP 10 LOANS %:	47.0%
- WA REM TERM:	111 MONTHS
- LOAN SELLERS:	BARCLAYS (31.2%), SMC (17.3%), SGFC (15.9%), UBS AG (15.7%), BSPRT (7.1%), LMF (6.9%), NATIXIS (5.9%)
- TOP 5 PROP TYPES:	OFFICE (28.5%), RETAIL (28.3%), MULTIFAMILY (16.8%), INDUSTRIAL (11.5%), SELF STORAGE (7.0%)
- TOP 5 STATES:	CA (18.8%), TX (12.5%), NJ (11.4%), NY (8.5%), TN (7.3%)

*DEAL PARTIES*
- MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
- SPECIAL SERVICER:	LNR PARTNERS, LLC
- OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
- DIRECTING HOLDER:	LNR SECURITIES HOLDINGS, LLC (OR ITS AFFILIATE)
- TRUSTEE:	WILMINGTON TRUST, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

*MATERIALS & ANTICIPATED TIMING*
- TERM SHEET/ANNEX:	ATTACHED
- RED:	ATTACHED
- 3RD PARTY SYSTEMS:	TODAY
- PRE-SALE REPORTS:	TODAY
- COLLATERAL CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
- PRICING:	WEEK OF JUNE 6, 2022
- SETTLEMENT:	ON OR ABOUT TUESDAY, JUNE 28, 2022

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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